Exhibit 10.1
WAIVER AND GENERAL RELEASE
September 13, 2006
Thomas M. Thees
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Dear Tom:
     This Waiver and General Release (this “Agreement”) serves to memorialize the terms of the termination of your employment with MARKETAXESS CORPORATION (“MarketAxess”). The terms of this Agreement, including your right to the payments and benefits referred to in Paragraph 2 below, are contingent upon and subject to your executing and not revoking this Agreement. As used in this Agreement, the terms “you” and “your” refer to Thomas M. Thees.
      1. Termination of Employment.
     You hereby acknowledge and agree that your employment with MarketAxess was terminated effective September 12, 2006 (the “Termination Date”).
      2. Severance Payments and Benefits.
     Subject to your full compliance with all of your obligations under this Agreement, including but not limited to the covenants contained in Paragraphs 3 and 4, in addition to payment of all unpaid compensation and benefits earned by you through the Termination Date:
     (a) You will continue to be paid your current semi-monthly pay, Eight Thousand, Three Hundred Thirty Three dollars and Thirty Three cents ($8,333.33) per pay period (less standard applicable tax withholdings and other deductions required by law), for a period of four (4) weeks from the Termination Date (the “Severance Pay”);
     (b) You will be paid a bonus of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) (less standard applicable tax withholdings and other deductions required by law), which shall be paid to you at the time bonuses are paid to MarketAxess’ senior executive officers, but not later than January 31, 2007 (the “Severance Bonus”);
     (c) Subject to you not engaging in Competition (as defined in the Proprietary Information and Non-Competition Agreement between you and MarketAxess dated February 8, 2005 (the “Non-Competition Agreement”)) on or prior to September 14, 2007, you will be paid an additional lump sum severance payment on September 14, 2007 in the amount of Three Hundred Eighty-Nine Thousand Five Hundred dollars ($389,500.00) (less standard applicable tax withholdings and other deductions required by law) (the “Lump Sum Severance Payment”);
     (d) You will be eligible to continue your coverage under MarketAxess’ group medical and dental insurance plans, if currently elected, as in effect on the Termination Date for a period of four weeks from the Termination Date (the “Coverage Continuation” and, together with the Severance Pay, the Lump Sum Severance Payment and the Severance Bonus, the “Severance Benefits”); provided however, that the Coverage Continuation will terminate when you become covered by health insurance offered by another employer. After the expiration of the Coverage Continuation, you will be entitled to continue your health coverage under MarketAxess’ group medical and dental insurance plans, if currently elected, at your sole expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for 18 months.

      3. Employee’s General Release and Waiver.
     (a) YOU HEREBY RELEASE MARKETAXESS AND ALL OF ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SENIOR MANAGERS, SHAREHOLDERS, MEMBERS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY REFERRED TO HEREIN AS THE “RELEASEES”), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH YOU OR YOUR HEIRS, SUCCESSORS OR ASSIGNS HAVE OR MAY HAVE AGAINST ANY RELEASEE ARISING ON OR PRIOR TO THE DATE THAT YOU EXECUTE THIS AGREEMENT AND ANY AND ALL LIABILITY WHICH ANY SUCH RELEASEE MAY HAVE TO YOU, WHETHER DENOMINATED CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES OR LIABILITIES ARISING FROM ANY AND ALL BASES, HOWEVER DENOMINATED, INCLUDING BUT NOT LIMITED TO CLAIMS FOR WRONGFUL DISCHARGE, ACCRUED BONUS OR INCENTIVE PAY, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. § 1981, WORKERS ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE NEW YORK HUMAN RIGHTS LAW, INCLUDING NEW YORK EXECUTIVE LAW § 296, § 8-107 OF THE ADMINISTRATIVE CODE AND CHARTER OF NEW YORK CITY OR ANY OTHER FEDERAL, STATE OR LOCAL LAW. THIS RELEASE IS FOR ANY AND ALL CLAIMS, INCLUDING BUT NOT LIMITED TO CLAIMS ARISING FROM AND DURING YOUR EMPLOYMENT RELATIONSHIP WITH MARKETAXESS AND ITS AFFILIATES OR AS A RESULT OF THE TERMINATION OF SUCH RELATIONSHIP. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT, THIS RELEASE IS NOT INTENDED TO INTERFERE WITH YOUR RIGHT TO FILE A CHARGE WITH THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION IN CONNECTION WITH ANY CLAIM YOU BELIEVE YOU MAY HAVE AGAINST ANY OF THE RELEASEES. HOWEVER, BY EXECUTING THIS AGREEMENT, YOU HEREBY WAIVE THE RIGHT TO RECOVER IN ANY PROCEEDING YOU MAY BRING BEFORE THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION OR IN ANY PROCEEDING BROUGHT BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION ON YOUR BEHALF. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, OR PUNITIVE DAMAGES. THIS RELEASE SHALL NOT APPLY TO ANY OBLIGATION OF MARKETAXESS PURSUANT TO THIS AGREEMENT.
     YOU ACKNOWLEDGE THAT THE SEVERANCE BENEFITS THAT YOU WILL RECEIVE UNDER PARAGRAPH 2 OF THIS AGREEMENT REPRESENT GOOD AND VALUABLE CONSIDERATION FOR YOUR ENTERING INTO THIS AGREEMENT TO WHICH YOU OTHERWISE DID NOT HAVE A RIGHT.
     (b) In the event there is presently pending any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of Paragraph 3(a), or if such a proceeding is commenced in the future, you shall, to the extent permitted by law, promptly withdraw it, with prejudice, to the extent that you have the power to do so.
     (c) Nothing in this Agreement shall affect your vested rights, if any, to the Stock Options awarded to you under the MarketAxess Stock Option Plan(s). Your rights to benefits under any such plan(s) will be determined in accordance with the terms of such plan(s).
     (d) Nothing in this Agreement shall affect your vested rights, if any, to retirement benefits under any 401(k) retirement plan(s) offered by MarketAxess. Your rights to benefits under any such 401(k) Plan(s) and any other employee benefits plans will be determined in accordance with the terms of such plans.
     (e) One (1) accrued, unused vacation day from 2006 will be paid to you in the September 15, 2006 payroll.

      4. Other Agreements.
     (a) Compliance with Existing Agreements. You agree to comply with each of the Non-Competition Agreement and the MarketAxess Confidentiality Statement executed by you dated February 8, 2005, which are both expressly incorporated herein.
     (b) Return of Documents. You agree that on or before September 22, 2006, you will return to MarketAxess all property and all information concerning the business of MarketAxess in your possession, custody or control that has been furnished to you or is held by you, at your office, residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excepts thereof. Arrangements will be made by MarketAxess to ship MarketAxess property from your home to MarketAxess at no cost to you.
     (c) Non-Disparagement. You shall not make any public statements, encourage others to make statements or release information intended to disparage or defame MarketAxess, any of its affiliates or any of their respective directors or officers. Notwithstanding the foregoing, nothing in this Paragraph 4(c) shall prohibit you from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.
     (d) Future Cooperation. You agree to reasonably cooperate with MarketAxess and its counsel (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or other investigation relating to the conduct of the business of MarketAxess or its affiliates and agree to provide full and complete disclosure to MarketAxess and its counsel in response to any inquiry in connection with any such matters, without further compensation (except as to reasonable out-of-pocket expenses actually incurred by you in complying with this provision) and agree to cooperate with any other reasonable inquiry of MarketAxess.
     (e) Forfeitures in Event of Breach. You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event this Agreement does not become effective as provided in Paragraph 9, below, or you materially breach any of your obligations under Paragraphs 3 or 4 of this Agreement, you shall forfeit your right to receive the Severance Benefits that have not been paid or provided to you as of the date of such forfeiture and you shall be liable to MarketAxess for liquidated damages in the amount of the consideration already paid pursuant to Paragraph 2, above. Nothing in this subparagraph (d) shall apply to, and will not prohibit any challenge of, this Agreement pursuant to the Older Worker Benefit Protection Act.
      5. Remedies.
     You acknowledge and agree that the covenants, obligations and agreements contained in Paragraph 4 herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause MarketAxess irreparable injury for which adequate remedies are not available at law. Therefore, you agree that MarketAxess shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or any other security) as a court of competent jurisdiction may deem necessary or appropriate to restrain you from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies MarketAxess may have. MarketAxess and you hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City, in respect of the injunctive remedies set forth in this Paragraph 5 and the interpretation and enforcement of this Paragraph 5 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Paragraph 5, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 5, provided that MarketAxess may seek to enforce any such injunctive relief in any court of competent jurisdiction.
      6. No Admission.
     This Agreement does not constitute an admission of liability or wrongdoing of any kind by MarketAxess or its affiliates.
      7. Heirs and Assigns.
     The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.
      8. General Provisions.
     (a) Integration. This Agreement constitutes the entire understanding of MarketAxess and you with respect to the subject matter hereof and supersedes all prior understandings, written or oral between you and MarketAxess and those agreements that are expressly incorporated herein. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of MarketAxess or you to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     (b) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the state of New York excluding rules of law that would lead to the application of the laws of any other jurisdiction.
     (c) Construction of Agreement. The rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
     (d) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
      9. Knowing and Voluntary Waiver.
     You acknowledge that you received a copy of this Agreement on September 12, 2006 and that you understand all of its provisions. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement, and you have been given the opportunity to consider this Agreement for 21 days. You further acknowledge that by your free and voluntary act of signing below, you agree to all terms of this Agreement and intend to be legally bound thereby.
     If you wish to enter into this Agreement, you must sign it and return it to MarketAxess, 140 Broadway, 42nd Floor, New York, NY 10005, Attention: Cordelia Boise, no later than October 3, 2006.
     This Agreement shall not become effective until the eighth (8th) day following the date on which you sign this Agreement (“Effective Date”). You may at any time prior to the Effective Date revoke this Agreement delivering a notice in writing of such revocation to MarketAxess 140 Broadway, 42nd Floor, New York, NY 10005, Attention: Cordelia Boise. In the event you revoke this Agreement prior to the eight (8th) day after the execution thereof, this Agreement, and the promises contained herein shall become null and void.

MARKETAXESS CORPORATION
By:	/s/ Richard M. McVey
Richard M. McVey
Chief Executive Officer

/s/ Thomas M. Thees
Thomas M. Thees

Acknowledgment
     On the 13th day of September, 2006, before me personally came Thomas M. Thees, to me known and known to be to be the person described herein, and who executed, the foregoing Waiver and General Release, and duly acknowledged to me that he executed the same.

/s/ Susan A. Kachura
Notary Public
Date: September 13, 2006
Commission Expires: March 24, 2007